Exhibit 5.1

Stepp Law Corporation

15707 Rockfield Blvd.

Suite 101

Irvine, California 92618

949.660.9700

July 7, 2011

Dilmax Corp.

1659 Donovalska Street

Suite 32

Prague, Czech Republic 147800

Attention: Konstantin Kupert

Re:  Exhibit 5.1 to Registration Statement on Form S-1

Dear Mr. Kupert:

As special counsel to Dilmax Corp., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding 2,500,000 shares of the Company’s $.001 par value common stock to be registered for sale by the Company pursuant to the provisions of that certain registration statement on Form S-1, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement") (the “Shares”). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.  The opinion specified in this letter is limited to Nevada law.

It is our opinion that the Shares (i) have been duly and validly authorized for issuance and, (ii) when issued pursuant to the Registration Statement, will be validly issued, fully paid, and non-assessable.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matter relating to the Company or its securities.  Accordingly, no provision of this letter is intended to, nor shall any such provision, be construed as an opinion concerning any matter not specified in this letter.

We consent to the (i) use of this letter as an exhibit to the Registration Statement, (ii) disclosure in the prospectus portion of the Registration Statement of the opinion specified in this letter, and (iii) use of our name in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW CORPORATION

/s/ Thomas E. Stepp, Jr.

By:  Thomas E. Stepp, Jr.

TES/jkl